Exhibit 4.2

FIRST SUPPLEMENTAL SENIOR SUBORDINATED DEBT INDENTURE

BETWEEN

THE BANK OF NEW YORK MELLON CORPORATION

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

Dated as of January 30, 2017

SUPPLEMENTAL TO SENIOR SUBORDINATED DEBT INDENTURE

DATED FEBRUARY 9, 2016

THIS FIRST SUPPLEMENTAL SENIOR SUBORDINATED DEBT INDENTURE (this “Supplemental Indenture”) is dated as of January 30, 2017 between THE BANK OF NEW YORK MELLON CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”). All terms used in this Supplemental Indenture that are defined in the Senior Subordinated Debt Indenture dated as of February 9, 2016 between said parties (the “Original Indenture”), and are not otherwise defined in this Supplemental Indenture, shall have the meanings assigned to them in the Original Indenture.

W I T N E S S E T H :

WHEREAS, the Company and the Trustee are parties to the Original Indenture;

WHEREAS, Section 901(14) of the Original Indenture provides that, except as may otherwise be provided pursuant to Section 301 of the Original Indenture, for all or any specific Securities of any series, without the consent of the Holders of any Securities, the Company, when authorized by a Board Resolution, and the Trustee may enter into indentures supplemental to the Original Indenture to cure any ambiguity, to correct or supplement any provision of the Original Indenture which may be defective or inconsistent with any other provision of the Original Indenture, or to make any other provisions with respect to matters or questions arising under the Original Indenture, provided that any such action shall not adversely affect the interests of the Holders of any Securities in any material respect;

WHEREAS, the Company wishes to make a change relating to the acceleration of maturity relating to Events of Default provided pursuant to Section 501(3) of the Original Indenture, with the amendments applying to Securities of any series;

WHEREAS, as of the date hereof, no Events of Default have been established or set forth pursuant to Section 501(3) of the Original Indenture with respect any Securities, and the amendments contemplated by Section 1.02 of this Supplemental Indenture shall not adversely affect the interests of the Holders of any Securities in any material respect;

WHEREAS, Section 901(7) of the Original Indenture provides that, except as may otherwise be provided pursuant to Section 301 of the Original Indenture, for all or any specific Securities of any series, without the consent of the Holders of any Securities, the Company, when authorized by a Board Resolution, and the Trustee may enter into indentures supplemental to the Original Indenture to add to, change or eliminate any of the provisions of the Original Indenture (including, without limitation, the covenants and Events of Default set forth therein) in respect of all or any Securities of any series (and if such addition, change or elimination is to apply with respect to less than all Securities of any series, stating that it is expressly being made to apply solely with respect to such Securities within such series), provided that any such addition, change or elimination (A) shall neither (i) apply to any Security issued prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no such Security Outstanding;

WHEREAS, the Company wishes to make a change to the covenant in Section 801 of the Original Indenture limiting transfers of properties and assets substantially as an entirety, with the amendment applying only to Securities issued after the time this Supplemental Indenture is executed and not applying to, or modifying the rights of Holders of, any other Securities;

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Original Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

In consideration of the covenants and other provisions set forth in this Supplemental Indenture and the Original Indenture, the Company and the Trustee mutually covenant and agree with each other, and for the equal and proportionate benefit of the respective Holders of the Securities from time to time, as follows:

ARTICLE 1

Amendment of Original Indenture

Section 1.01. Applicability.

(a) Except as otherwise may be provided pursuant to Section 301 of the Original Indenture with respect to any particular Security issued after the date hereof, Section 1.02 of this Supplemental Indenture shall apply to Securities of any series issued under the Original Indenture.

(b) Except as otherwise may be provided pursuant to Section 301 of the Original Indenture with respect to any particular Security issued after the date hereof, Section 1.03 of this Supplemental Indenture shall apply to Securities issued after the execution of this Supplemental Indenture (including any such Securities that are a part of a series that was created before the execution of this Supplemental Indenture) and shall not apply to, or modify the rights of Holders of, any Securities issued before such execution. Whether Securities have been issued after or before the execution of this Supplemental Indenture may be determined by the Company by reference to the time of either (i) the original issuance of such Securities or (ii) the original issuance of the series of which such Securities are a part pursuant to Section 301 of the Original Indenture, as the Company may determine. Any such determination by the Company shall be set forth in an Officers’ Certificate or Supplemental Indenture establishing such Securities or series or, if applicable, in accordance with the procedures for the issuance of Securities and determining the terms of particular Securities set forth pursuant to Section 303 of the Indenture. In the absence of any such determination, for purposes of this Section 1.01, a Security shall be deemed to be issued at the time of the original issuance of the Security pursuant to Sections 301 and 303 of the Original Indenture. The Trustee shall have no obligation to determine whether any Security has been issued after or before the execution of this Supplemental Indenture. The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any such determination made by the Company.

Section 1.02. Acceleration of Maturity; Rescission and Annulment.

(a) The first paragraph in Section 502 of the Original Indenture is hereby amended by deleting the existing paragraph and replacing it with the following:

“Except as may otherwise be provided pursuant to Section 301 for all or any specific Securities of any series, if an Event of Default (other than an Event of Default specified in Section 501(1) or 501(2)) with respect to the Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may declare the principal amount of all the Securities of that series (or, in the case of any Security of that series which specifies an amount to be due and payable thereon upon acceleration of the Maturity thereof, such amount as may be specified by the terms thereof) to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. Except as may otherwise be provided pursuant to Section 301 for all or any specific Securities of any series, if an Event of Default specified in Section 501(1) or 501(2) with respect to the Securities of any series at the time Outstanding occurs, the principal amount of all the Securities of that series (or, in the case of any Security of that series which specifies an amount to be due and payable thereon upon acceleration of the Maturity thereof, such amount as may be specified by the terms thereof) shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. For the avoidance of doubt, upon payment of such amount, all obligations of the Company in respect of the payment of principal of (and premium, if any, on) and interest (if any) on the Securities of such series shall terminate.”

Section 1.03. Company May Consolidate, Merge, Etc., Only on Certain Terms.

(a) Section 801 of the Original Indenture is hereby amended by adding the following clause immediately following the words “The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person”:

“other than any such conveyance, transfer or lease to one or more of its Subsidiaries”.

ARTICLE 2

Miscellaneous Provisions

Section 2.01. Other Terms of Indenture. Except insofar as otherwise expressly provided in this Supplemental Indenture, all provisions, terms and conditions of the Original Indenture are in all respects ratified and confirmed and shall remain in full force and effect. To the extent set forth in Section 1.01 above, this Supplemental Indenture shall be a part of the Indenture.

Section 2.02. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.03. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.04. The Trustee. The recitals contained herein shall be taken as the statements of the Company only and the Trustee does not assume any responsibility in any manner whatsoever for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, or in respect of the recitals contained herein, all of which are recitals made solely by the Company. The Company hereby authorizes and directs the Trustee to enter into this Supplemental Indenture. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Senior Subordinated Debt Indenture to be duly executed, as of the day and year first above written.

THE BANK OF NEW YORK MELLON CORPORATION

By	/s/ Scott Freidenrich
	Name:	Scott Freidenrich
	Title:	Executive Vice President and Treasurer

[Corporate Seal]

Attest:

/s/ Craig T. Beazer
Name:	Craig T. Beazer
Title:	Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By	/s/ W. Thomas Morris, II
	Name:	W. Thomas Morris, II
	Title:	Vice President

Signature Page to First Supplemental Indenture to the Senior Subordinated Indenture